Filed Pursuant to Rule 433
Registration No. 333-145878
September 5, 2007
Rohm and Haas Company
$250,000,000 5.60% Notes due 2013
$850,000,000 6.00% Notes due 2017
Pricing Term Sheet

5.60% Notes due 2013

Issuer:	Rohm and Haas Company

Security:	5.60% Notes due 2013

Size:	$250,000,000

Maturity Date:	March 15, 2013

Coupon:	5.60%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2008

Price to Public:	99.985%

Benchmark Treasury:	4.125% due August 31, 2012

Benchmark Treasury Yield:	4.153%

Spread to Benchmark Treasury:	+ 145 bps

Yield:	5.603%

Make-Whole Call:	T + 20 bps

Expected Settlement Date:	September 10, 2007

CUSIP:	775371 AW 7

Anticipated Ratings:	Baa1 (Stable) by Moody’s Investors Service, Inc.
BBB (Stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC
Wachovia Capital Markets, LLC Barclays Capital, Inc. Goldman, Sachs & Co. Greenwich Capital Markets, Inc.

6.00% Notes due 2017

Issuer:	Rohm and Haas

Security:	6.00% Notes due 2017

Size:	$850,000,000

Maturity Date:	September 15, 2017

Coupon:	6.00%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2008

Price to Public:	99.487%

Benchmark Treasury:	4.75% due August 15, 2017

Benchmark Treasury Yield:	4.469%

Spread to Benchmark Treasury:	+ 160 bps

Yield:	6.069%

Make-Whole Call:	T + 25 bps

Expected Settlement Date:	September 10, 2007

CUSIP:	775371 AV 9

Anticipated Ratings:	Baa1 (Stable) by Moody’s Investors Service, Inc.
BBB (Stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC
Wachovia Capital Markets, LLC
Barclays Capital, Inc.
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. (collect) at (212) 834-4533.